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                                                                     EXHIBIT 5.1


                       [Letterhead of Baker Botts L.L.P.]

February 5, 2001



Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas  77002

Ladies and Gentlemen:

                  We have acted as counsel for Waste Management, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the prospectus supplement dated February 2, 2001 (the "Prospectus Supplement") with respect to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance and sale of $600,000,000 aggregate principal amount of the Company's 7 3/8% Senior Notes Due 2010 (the "Notes"), to be issued under an Indenture, dated as of September 10, 1997 (the "Indenture"), between the Company, formerly known as USA Waste Services, Inc., and The Chase Manhattan Bank, as successor to Texas Commerce Bank National Association, as trustee (the "Trustee").

                  In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Indenture and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the provisions of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, will constitute legal, valid and binding obligations of


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Waste Management, Inc.                -2-                       February 5, 2001


the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  The opinions set forth above are limited in all respects to matters of the Delaware General Corporation Law and the contract law of the State of New York as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 to a Form 8-K to be filed with the Commission. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,



                                       Baker Botts L.L.P.



JDK/ERH